Exhibit  10.24

ALCOA USA CORP. DEFERRED COMPENSATION PLAN
(EFFECTIVE AUGUST 1, 2016, AS AMENDED NOVEMBER 15, 2021)

Effective August 1, 2016, in anticipation of its separation into two separate publicly-traded companies, Alcoa Inc. spun off certain assets and liabilities from the Alcoa Deferred Compensation Plan (now referred to as the Arconic Deferred Compensation Plan) (the “Predecessor Plan”) to form this Plan.  This Plan is intended as a continuation of the Predecessor Plan for the Participants covered by this Plan and recognizes elections and Retirements under the Predecessor Plan.  No person is entitled to a benefit under both this Plan and the Predecessor Plan.  References in this Plan to dates and actions prior to August 1, 2016, refer to the Predecessor Plan.

The Predecessor Plan and this Plan were adopted for the exclusive benefit of select management and highly compensated employees (1) who are actively at work for the Company (as defined below) or a subsidiary on or after June 1, 1990, (2) who meet the requirements for participation hereunder, and (3) who are not in a collective bargaining unit.

The purposes of this Plan are to promote the growth and profitability of the Company, to attract and retain employees and to provide eligible employees with certain benefits under the terms and conditions as set forth herein.  In order to enhance the benefits provided under this Plan, the Predecessor Plan was amended and restated effective October 30, 1992.  All Credits in Participants’ accounts under the Predecessor Plan as of December 31, 2004, including any Earnings Credits thereon after December 31, 2004, shall continue to be subject to all Plan provisions in effect as of that date.

Effective January 1, 2009, the AFL Deferred Compensation and Excess Plan, (which was created by the merger of the Alcoa Fujikura Ltd. Telecommunications Division Deferred Compensation Plan and Alcoa Fujikura Ltd. Deferred Compensation Plan effective January 1, 1993) (“AFL Plan”) was merged into the Predecessor Plan and the Predecessor Plan was the surviving plan.  All Pre-2005 Credits from the AFL Plan and earnings thereon continued to be treated as Pre-2005 Credits under the Predecessor Plan.  All Post-2004 Credits from the AFL Plan and earnings thereon, including all account balances of any Participant with less than three (3) years of Continuous Service as of January 1, 2005, are treated as Post-2004 Credits under this Plan.

ARTICLE I - DEFINITIONS

1.1The following terms have the specified meanings.

“Additional Salary Reduction Credits” means any amounts deemed to be credited to a Participant’s account equivalent to the dollar amount by which a Participant elected to reduce his or her salary up to a whole percentage of not more than 14%.  Effective June 1, 1995, a Participant who is authorized by the Committee may elect to reduce his or her salary up to a whole percentage of not more than 20%.  Effective January 1, 2011, a Participant who is authorized by the Committee may elect to reduce his or her salary up to a whole percentage of not more than 25%; provided however that a Participant who has elected and is contributing a portion of his or her Salary under the Savings Plan, may not elect to defer any percentage of said Salary as an Additional Salary Reduction Credit under this Plan, except as otherwise provided in Section 3.2 but only up to the foregoing limitation.  In no circumstance shall any portion of an Employee’s sales incentive payments be included for the preceding purposes.

“Affiliate” means any corporate or non-corporate business entity which the Company and/or one or more Subsidiaries, or Alcoa Upstream Corporation (anticipated in the second half of 2016 to be renamed Alcoa Corporation) (the parent of the Company) or one of its subsidiaries, controls in fact.

“Award Year” means the calendar year for which awards are made under the provisions of the Incentive Compensation Plan.

“Award Date” means February of the calendar year following the Award Year except as may be otherwise designated in accordance with the provisions of the Incentive Compensation Plan.

“Beneficiary” means the person or persons designated in writing by a Participant, in accordance with Article VIII of this Plan, to receive benefits in the event of the Participant’s death.  Beneficiary also includes any person or persons designated in writing by a Participant’s Beneficiary, to receive benefits in the event of the Participant’s Beneficiary’s death.  Beneficiary designations made under the Predecessor Plan will be honored under this Plan.

“Board” means the Board of Directors of the Company or any duly authorized committee thereof.

“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Committee” means the Benefits Management Committee of the Company, administrative committee that has complete authority to control and manage the operation and administration of this Plan.

“Company” means Alcoa USA Corp. Prior to August 1, 2016, references to the Company shall mean Alcoa Inc.

“Company Stock” means the Company Stock of the Company’s publicly traded parent corporation, as defined in the Savings Plan.

“Continuous Service” means, except as modified by the balance of this definition, the period of continuous employment with the Company, Subsidiary or Affiliate, either as a salaried employee or as an hourly-rated employee, subject to such rules as may be adopted from time to time by the Committee.  Continuous Service shall terminate upon any quit, dismissal, discharge or any other termination of employment with the Company, Subsidiary or Affiliate; any determination by the Committee that employment with these entities has terminated shall be conclusive.  Continuous Service upon reemployment does not include any Continuous Service accrued prior to a termination of Continuous Service, except that if a Participant’s Continuous Service is terminated by reason of Retirement, Continuous Service at the time of such termination shall be reinstated upon the date of his or her reemployment with the Company, a Subsidiary or Affiliate.  Effective January 1, 2009, absences from such employment due to inactive status, sick leave, leave of absence or layoff shall constitute a termination of Continuous Service after such status has continued for 6 months, except to the extent the Participant has the legal right to be reemployed either through contract or statute.  Effective as of July 1, 1998 all years of service accrued with Alumax, Inc. or any of its subsidiaries (“Alumax”) on and after June 16, 1998, by any Participant who was actively employed with Alumax on June 16, 1998, will be taken into account to determine Continuous Service.

“Credits” means the Salary Reduction Credits, Additional Salary Reduction Credits, Incentive Compensation Deferral Credits, Employer Contribution Credits, Excess D Deferral Credits and Matching Company Credits credited to a Participant’s account with a deemed value equivalent to the unit value of the Investment Option in which each Credit is deemed to be invested.  In no circumstance shall any portion of an Employee’s sales incentive payments be included for the preceding purposes.

“Earnings Credits” mean:

(a)	the interest deemed to be credited to the accounts of Participants in the Equivalent Fixed Income Investment Fund,
(b)	the amount of the increase or decrease in the deemed value of Participant’s investments in the Equivalent Equity Investment Fund,

and

(c)	, as described in Section 5.1(c), the deemed amount of dividends received, and gain or loss realized on, Equivalent Company Stock.

“Eligible Employee” means any employee who is a member of the group of select management and highly compensated employees, who on or after June 1, 1990 is actively at work for the Company, a Subsidiary or Affiliate, has a job grade of 19 or higher, as determined by the Company, is not in a collective bargaining unit, and (a) who is eligible for participation in the Savings Plan, or (b) who on or after January 1, 1999 is eligible to participate in the Alumax Inc. Thrift Plan for Salaried Employees and is named as an Eligible Employee by the Executive Vice President—Human Resources, as previously identified, or (c) who on or after May 3, 2000 is a Reynolds Metals Company employee and is eligible for Incentive Compensation.  Such Alumax eligible employees will be eligible to make Salary Reduction Credits and/or Incentive Compensation Deferral Credits, in accordance with this plan, as previously identified, or (d) who is a participant in the Howmet Deferred Compensation Plan, and has elected to transfer their account balance in that plan to this Plan prior to December 1, 2007.  Effective January 1, 2013, only employees, who are in a job grade 21 or higher or effective August 11, 2014, employees who are in a job band of 40 or higher (or under a comparable level of compensation band), as determined by the Company, are eligible to participate in the Plan.  All Credits, including Earnings Credits in the accounts of former Eligible Employees who are not in a job grade of 21 or higher or effective August 11, 2014, a job band of 40 or higher (or under a comparable level of compensation band) will continue to be maintained under all Plan provisions.

“Employer Contribution Credits” means an amount deemed to be equivalent to the dollar amount that otherwise would have been contributed by the Company to the Participant’s account under the Savings Plan as either a Discretionary Contribution, Restricted

Discretionary Contribution or an Employer Retirement Income Contribution, had the contribution under the Savings Plan not been limited by the Code’s limits on contributions to the Savings Plan.  In no circumstance shall any portion of an Employee’s sales incentive payments be included for the preceding purposes.

“Equivalent Company Stock” means the number of shares of Company Stock deemed to be credited to a Participant’s account.  “Equivalent Equity Investment Fund” means the phantom investment vehicle which is deemed to be equivalent in all respects, including value, to the Equity Investment Fund established under the Savings Plan.

“Equivalent Fixed Income Fund” means the phantom investment vehicle which is deemed to be equivalent in all respects, including value, to the Fixed Income Fund established under the Savings Plan.

“Excess D Deferral Credits” means any amounts on and after January 1, 1993 deemed to be credited to a Participant’s account equivalent to the dollar amount which the Participant will have automatically credited to the Plan in accordance with the Company’s Employees’ Excess Benefits Plan D.

“Incentive Compensation Plan” means the Incentive Compensation Plan of the Company, and effective January 1, 1997 the Management Incentive Program of Alcoa Building Products for employees in Job Grades 19 and above.

“Incentive Compensation Deferral Credits” means any amounts deemed to be credited to a Participant’s account on the applicable Award Date equivalent to the percentage that the Participant has elected to defer from an award which he or she is eligible to receive under the Company’s Incentive Compensation Plan for the 1991 Award Year or any later Award Year.  Any such deferrals must be in an amount equal to 25%, 50%, 75%, or 100% of such award.

“Investment Options” means the phantom investment vehicles established hereunder for either Salary Reduction Credits, Additional Salary Reduction Credits, Matching Company Credits, Incentive Compensation Deferral Credits, Employer Contribution Credits, and/or Excess D Deferral Credits with reference to the equivalent investment options under the Savings Plan, or any other such equivalent investment option added to the Savings Plan after January 1, 1993 unless otherwise determined by the Committee.

“Matching Company Credits” means an amount deemed to be equivalent to the dollar amount that otherwise would have been contributed by the Company to the Participant’s account under the Savings Plan, had the Participant elected to contribute to the Savings Plan an amount equivalent to the Participant’s elected Salary Reduction Credits under this Plan and the Participant’s contribution under the Savings Plan had not been limited by the Code’s limits on contributions to the Savings Plan.  In no circumstance shall any portion of an Employee’s sales incentive payments be included for the preceding purposes.

“Other Plan” means any cash or deferred arrangements established under Section 401(k) of the Code, other than the Savings Plan, under which a Participant may elect to have a portion of his or her Salary reduced.

“Participant” means any Eligible Employee who commences participation in this Plan as provided in Article II.  Effective August 1, 2016, “Participant” shall not include any person who is a participant in the Arconic Deferred Compensation Plan.

“Plan” means the Alcoa USA Corp. Deferred Compensation Plan, adopted by the Company as described herein or as from time to time hereafter amended.  References to the Plan prior to August 1, 2016, shall be references to the Predecessor Plan.

“Post-2004 Credits” means Salary Reduction Credits, Additional Salary Reduction Credits, Incentive Compensation Deferral Credits, and Matching Company Credits credited to a Participant’s account on and after January 1, 2005, including any Earnings Credits on such amounts.  Notwithstanding anything herein to the contrary, Post-2004 Credits also include all Credits of any Participant with less than three (3) years of Continuous Service as of January 1, 2005.  In no circumstance shall any portion of an Employee’s sales incentive payments be included for the preceding purposes.

“Predecessor Plan” means Arconic Deferred Compensation Plan (prior to August 1, 2016, referred to as the Alcoa Deferred Compensation Plan).

“Retirement” means termination of employment after either:

(a)	becoming eligible for a normal or early Retirement type under a qualified pension plan of the Company, a Subsidiary or Affiliate; or
(b)	if not eligible to participate in a qualified pension plan pursuant to the above subsection (a) , attaining either:
(i)	age 55 and completing 10 or more years of Continuous Service; or
(ii)	age 65 and completing three or more years of Continuous Service.

“Salary” means “Eligible Compensation” as defined in the Savings Plan or “Compensation” as defined in the Alumax Inc. Thrift Plan for Salaried Employees, as applicable, without regard to the limitations imposed by Section 401(a)(17) of the Code.  In no circumstance shall any portion of an Employee’s sales incentive payments be included for the preceding purposes.

“Salary Reduction Credits” means any amounts deemed to be credited to a Participant’s account equivalent to the dollar amount by which a Participant elected to reduce his or her Salary by a whole percentage of not more than 6%; provided, however, a Participant who has elected and is contributing a portion of his or her Salary under the Savings Plan, may not elect to defer any percentage of said Salary as a Salary Reduction Credit under this Plan except as otherwise provided in Section 3.2 but only up to the foregoing limitation.  In no circumstance shall any portion of an Employee’s sales incentive payments be included for the preceding purposes.

“Savings Plan” means, effective August 1, 2016, the Retirement Savings Plan for Salaried Employees of Alcoa USA Corp., as now in existence or hereinafter amended.  Prior to August 1, 2016, “Savings Plan” refers to the Arconic Salaried Retirement Savings Plan, the Arconic Hourly Non-Bargaining Retirement Savings Plan, and/or the Arconic Fastener Systems and Rings Retirement Savings Plan.

“Specified Employee” means a “specified employee” as defined under written guidelines adopted by the Company, which comply with Section 409A of the Code and any regulations promulgated thereunder.

“Subsidiary” means a corporation at least 50% of whose outstanding voting stock is owned or controlled by the Company and/or one or more other Subsidiaries, and any non-corporate business entity in which the Company and/or one or more other Subsidiaries have at least a 50% interest in capital or profits.

“Year of Plan Participation” means any 12-month period extending from the first day of the month a Participant begins participation in the Savings Plan and/or this Plan if the Participant has maintained an account in the Savings Plan and/or this Plan for such 12-month period.

ARTICLE II - PARTICIPATION

2.1An Eligible Employee shall commence participation in this Plan upon the first day of his or her first full payroll period following the receipt of his or her application or request for participation by the Company or its designee.  Such Eligible Employee may only become a Participant after executing the appropriate form for authorizing payroll deductions from his or her Salary and for selecting investment options.  An Eligible Employee shall also commence participation on the Award Date applicable to the portion of any award which he or she is eligible to receive under the provisions of the Incentive Compensation Plan and has deferred for the 1991 Award Year or any later Award Year, or on such date that his or her account would have been credited with Excess D Deferral Credits.  If a Participant ceases to participate in this Plan as a result of the transfer of such Participant’s employment to a company whose employees participate in the Arconic Deferred Compensation Plan (“Arconic Plan”) after August 1, 2016, but before the date of the legal separation of Alcoa Inc. into two separate publicly-traded companies (Arconic Inc. and Alcoa Corporation) (the “Separation Date”), the account balance of such Participant shall automatically be transferred from this Plan to the Arconic Plan and such person shall cease to be a Participant.  If a participant in the Arconic Plan transfers employment to the Company (or an Affiliate or Subsidiary) after August 1, 2016, but before the Separation Date, the Arconic Plan account balance of such Participant shall be accepted by this Plan.

ARTICLE III - PARTICIPANT DEFERRALS

3.1Commencing January 1, 1993 a Participant may by proper election reduce his or her Salary each month in an amount up to, but not more than 6% of his or her Salary, which shall be deemed to be credited to his or her account as Salary Reduction Credits.  Whether or not the Participant elects any Salary Reduction Credits, Participant may by proper election reduce his or her Salary each month in an amount up to, but not more than 14% of said Salary, which shall be credited to his or her account as Additional Salary

Reduction Credits.  Effective June 1, 1995, the figure 14% in the foregoing sentence is revised to read 20% for Participants whose Additional Salary Reduction Credit limitation has been increased to 20% by the Committee.

A Participant may change a previously elected percentage of Salary reduction or terminate further deferrals in this Plan effective for the first full payroll period following the date the Company or its designee is advised of such request either orally or in writing in accordance with uniform rules established by the Committee.  Effective January 1, 2005, elections for salary reductions must be received by the Plan in the year before such salary is earned, and such election is irrevocable.  Effective January 1, 2011, the figure 20% in the foregoing sentence is revised to read 25% for Participants whose Additional Salary Reduction Credit limitation has been increased to 25% by the Committee.  Elections made under the Predecessor Plan as of August 1, 2016, are recognized under the Plan, and Participants do not have the ability to change such elections unless they otherwise would have had such right under the Predecessor Plan.

3.2In accordance with uniform rules established by the Committee, Salary Reduction Credits and Additional Salary Reduction Credits shall be deemed to be credited to the Participant’s account equivalent to the amount by which the Participant’s Salary is reduced in each category.

Effective January 1, 2013, only Eligible Employees, including any promotions, new hires or rehires on or after that date, who are in a job band of 60 or above (or under a comparable level of compensation band and formerly job grade 25) at the time of election may elect or remove a “spill over” election.  From that date forward, an Eligible Employee who is in a job band 60 or above (or under a comparable level of compensation band and formerly job grade 25), who has elected and is contributing a portion of his or her Salary under the Savings Plan, but has been limited by Code limits on their contributions to the Savings Plan, and who has elected to make a “spill-over” election to this Plan will be credited with Salary Reduction Credits or Additional Salary Reduction Credits, as applicable, up to the amount that their election to the Savings Plan was limited.  An Eligible Employee, who is in a job band 50 (or under a comparable level of compensation band and formerly job grade 24) on or after January 1, 2013 will not be eligible to elect a “spill- over” election.  Notwithstanding the forgoing, any Participant who was in a job band 50 (formerly job grade 24), and who was eligible to make a “spill-over” election to this Plan, on December 31, 2012, will remain eligible to do so in the future as long as they have not incurred a severance from service.

3.3Commencing for the 1991 Award Year and later Award Years a Participant who by proper election has deferred under the Incentive Compensation Plan all or a portion of an award which he or she is eligible to receive under said Plan, shall have his or her account deemed to be credited with Incentive Compensation Deferred Credits in an amount equal to the amount of such deferral.  Effective January 1, 2005, such Incentive Compensation Deferral Credit elections must be received by the Plan at least 6 months before the end of the year in which they are earned, and such election is irrevocable.

3.4Excess D Deferral Credits shall be credited to Participants’ accounts as applicable.

3.5A Participant who is authorized by the Committee and who by proper election has deferred the receipt of any “special payments” (as determined by the Company), shall have his or her account credited in an amount equal to the amount of such deferral.  Such special payment credits shall be treated as Incentive Compensation Deferral Credits.  Participant elections related to the deferrals of “special payments,” which were elected prior to the Participant’s termination of Continuous Service, will be credited to the Participant’s Plan account at the time payment would otherwise have been made.  Payments in 2001 under the Performance Enhancement Reward Program will be treated as “special payments” under this plan.

3.6Effective as of May 1, 2008, to the extent the Company agrees to contribute an amount(s) to a Participant’s account pursuant to an employment agreement approved by the Compensation Committee of the Board, the Participant shall have his or her account credited with such amount(s).  Any vesting contingencies related to such amount(s) that are provided for in such employment agreement will continue to apply to any such amount(s) pursuant to the terms of such employment agreement.  Except for the vesting contingencies, which will continue to apply, any such contributed amount(s) will be treated the same as an Employer Contribution Credit.

ARTICLE IV - MATCHING COMPANY CREDIT

4.1A Participant who has elected to reduce his or her Salary under this Plan shall have his or her account deemed to be credited with Matching Company Credits for which he or she is eligible.

Effective April 1, 2009, no Matching Company Credits will be deemed to be credited to any Participant account under this Plan.  Effective February 1, 2010, Matching Company Credits equivalent to the dollar amount that otherwise would have been contributed by the Company to the Participant’s account under the Savings Plan on or after February 1, 2010 will again be deemed to be credited to Participant accounts under this Plan.

ARTICLE V - INVESTMENTS

5.1(a)Employer Contribution Credits, Salary Reduction Credits, Additional Salary Reduction Credits, Excess D Deferral Credits and Incentive Compensation Deferral Credits shall be deemed to be invested in 1% increments, at the election of the Participant, in one or more of the Investment Options.  A Participant may change his or her investment election, effective for the first full payroll period following the date the appropriate direction has been properly received by the Company or its designee, in accordance with uniform rules established by the Committee.

(a)Matching Company Credits shall be deemed to be invested in the phantom investment vehicle which is equivalent to the investment vehicle under the Savings Plan in which the Company’s matching contributions to Participants’ accounts are invested.

(b)To the extent a Participant holds Equivalent Company Stock, on the date that the Company pays a cash dividend (if any) to holders of shares of Common Stock, the Participant shall be credited with cash per share of Equivalent Company Stock equal to the amount of such dividend. Any amounts credited pursuant to the preceding sentence shall be deemed invested in the Equivalent Equity Investment Fund and shall be deferred and paid in the same manner in cash and at the same time as the Equivalent Company Stock to which amounts credited relate.

(c)Any interest deemed to be credited to the account of a Participant in the Equivalent Fixed Income Investment Fund shall be deferred and paid in the same manner in cash and at the same time as the portion of the Participant’s account in the Equivalent Fixed Investment Account to which the deemed interest relates.

ARTICLE VI - cREDIT CONVERSION

All Credits and Earnings Credits in a Participant’s account on October 30, 1992 shall be converted to the applicable Investment Option in accordance with the conversion of investments in the Savings Plan as in effect on October 30, 1992, and shall thereafter be contingently credited by reference to the unit value of the Investment Options.

ARTICLE VII - TRANSFER OF CREDITS

7.1(a)A Participant may, by appropriate direction which is properly received by the Company or its designee, in accordance with uniform rules established by the Company, elect to transfer in increments of 1% or $1.00 all or part of the deemed value of his or her Salary Reduction Credits, Additional Salary Reduction Credits, Incentive Compensation Deferral Credits, Matching Company Credits, Excess D Deferral Credits, except as may be limited by the Committee, from any one or more investment Options to any one or more other such Investment Options.  Such a transfer may be made daily.

(a)Effective Date of Transfer.  The effective date of any transfer under paragraph (a) above shall be the date for which the Appropriate Direction to the Company or its designee has been properly received in accordance with uniform rules established by the Company.

(b)Notwithstanding the foregoing, upon a Participant’s termination of employment, for any reason other than Retirement, he or she may not elect to transfer any part of his or her Salary Reduction Credits, Additional Salary Reduction Credits, Matching Company Credits, Incentive Compensation Deferral Credits, Excess D Deferral Credits and Earnings Credits from the investment vehicle in which such Credits were deemed to be invested on the date employment was terminated, to any other investment vehicle.

(c)The Company reserves the right to refuse to honor any Participant direction related to investments or withdrawals, including transfers among investment options, where necessary or desirable to assure compliance with applicable law including U.S. and other Securities laws.  However, the Company does not assume any responsibility for compliance by officers or others with any such laws, and any failure by the Company to delay or dishonor any such direction shall not be deemed to increase the Company’s legal exposure to the Participant or third parties.

ARTICLE VIII - DISTRIBUTIONS

8.1Except as otherwise specified in this Article VIII, the amount of Credits in a Participant’s account shall be distributed to the Participant upon his or her termination of Continuous Service, unless the Participant has the legal right to be reemployed either through contract or statute.

Effective September 1, 2000, any transfer of employment to a subsidiary or affiliate in which the Company and/or any one or more Subsidiaries have at least a 20% ownership interest will not be considered a termination in Continuous Service for purposes of this Article VIII– Distributions.

Effective June 1, 2007, Participants, whose employment is with such a subsidiary or affiliate of the Company in which the Company and/or any one or more Subsidiaries have at least a 20% ownership interest but less than a majority ownership interest, must notify the Company upon his or her termination of Continuous Service with such subsidiary or affiliate.  Notwithstanding the foregoing, any contributions made pursuant to Section 3.6 will be subject to the vesting contingencies related thereto.

8.2All distributions of Pre-2005 Credits made pursuant to the termination of the Participant’s Continuous Service by reason other than death or Retirement shall be paid to the Participant as soon as administratively practical in a lump sum.  All distributions of Post-2004 Credits made pursuant to the termination of the Participant’s Continuous Service by reason other than Retirement, or to the extent such Post-2004 Credits are valued equal or less than $50,000, shall be paid to the Participant as soon as administratively practical in a lump sum.  The term “as soon as administratively practical” for purposes of this paragraph means within 90 days of Retirement or termination.

8.3For Pre-2005 Credits, prior to his or her Retirement date, a Participant may elect that the value of his or her account be distributed either in a lump sum at Retirement or in annual installments of any number designated by the Participant up to, but not more than ten (10) following his or her Retirement, commencing the January 31 of the first calendar year following such Retirement and each January 31 thereafter until he or she has received all installments.  A Participant’s election to receive installments must be made at least 6 months prior to his or her Retirement date.  The Participant’s election to receive either a lump sum or annual installments shall become irrevocable 6 months prior to the Participant’s Retirement date, or at such other time as may be approved by the Committee.  In the event the Participant fails to make such an election, all amounts in his or her account shall be distributed as a lump sum distribution as soon as administratively practical after his or her Retirement.  All distributions of Post-2004 Credits made pursuant to the termination of the Participant’s Continuous Service by reason of Retirement and to the extent such Post-2004 Credits are valued more than $50,000, shall be paid to the Participant in ten (10) annual installments, unless the Participant made an irrevocable election for a different distribution option as of the later of:  i. June 30, 2005 or ii. within 30 days after becoming a Eligible Participant.  The term “as soon as administratively practical” for purposes of this paragraph means within 90 days of Retirement.

If a Participant has irrevocably elected to receive annual installments following Retirement or is receiving annual installments, for either Pre- 2005 or Post-2004 Credits, and is subsequently reemployed by the Company on or after January 1, 2009, such annual installments shall continue regardless of reemployment or reinstatement of Continuous Service.  Credits and Earnings Credits thereon accrued during the term of reemployment will be distributed separately upon subsequent termination.

8.4The Beneficiary under this Plan shall be the Participant’s spouse unless otherwise designated in writing by the Participant and such other designated Beneficiary has been agreed to in writing by the Participant’s spouse on a form approved by the Committee.

Distributions from this Plan to a Beneficiary shall be in a lump sum or in annual installments of any number designated by the Participant up to, but not more than ten (10) following his or her death commencing the first January 31 after the Participant’s death and each January 31 thereafter until all installments have been distributed.

In the event a Beneficiary dies prior to receiving all the annual installments which he or she is entitled to receive from this Plan, any remaining installments will be distributed as soon as administratively practical in a lump sum to the Beneficiary’s designated Beneficiary, or if there is no designated Beneficiary, then to the Beneficiary’s estate, The term “as soon as administratively practical” for purposes of this paragraph means within 90 days of death.

8.5This Plan shall not be construed as conferring any rights upon any Participant for continuation of employment with the Company, Subsidiary or Affiliate, nor shall it interfere with the rights of the Company, Subsidiary or Affiliate to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as to recipient of benefits under this Plan.

8.6No benefit under this Plan may be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation except as provided in a qualified domestic relations order.

8.7(a)Benefits payable hereunder shall be payable out of the general assets of the Company or a participating Subsidiary, and no segregation of assets for such benefits shall be made.  The right of a Participant or any Beneficiary to receive benefits under this Plan shall be an unsecured claim against said assets and shall be no greater than the rights of an unsecured general creditor to the Company.  Notwithstanding the foregoing, in the event the Company establishes a trust, to which it may, but shall not be required to contribute money or other property of the Company in contemplation of paying benefits under this Plan, such money or other property shall remain subject to the claims of creditors of the Company.

(a)Notwithstanding any other provisions of this Plan, if any amounts held in a trust of the above described nature are found, due to the creation or operation of said trust, in a final decision by a court of competent jurisdiction, or under a “determination” by the Internal Revenue Service in a closing agreement in audit or a final refund disposition (within the meaning of Section 1313(a) of the Code), to have been includable in the gross income of a Participant or Beneficiary prior to payment of such amounts from said trust, the trustee for the trust shall, as soon as administratively practicable, pay to such Participant or Beneficiary an amount equal to the amount determined to have been includable in gross income in such determination, and shall accordingly reduce the Participant’s or Beneficiary’s future benefits payable under this Plan.  The trustee shall not make any distribution to a Participant or Beneficiary pursuant to this paragraph 8.7(b) unless it has received a copy of the written determination described above together with any legal opinion which it may request as to the applicability thereof.  The term “as soon as administratively practical” in this Section means within 90 days of the trustee’s determination.

8.8To the extent a Participant is a Specified Employee, any distribution to the Participant, will be delayed until the first day of the seventh month following the date that the distribution would otherwise have begun.  Other than Earnings Credits, no other Credits will be applied to the Participant’s account during that time.

ARTICLE IX - ADMINISTRATION AND EXPENSES OF THE PLAN

9.1The general administration of this Plan shall be by the Committee.  The Committee’s discretion with respect to this Plan includes the authority to determine eligibility under all provisions, correct all defects, supply all omissions, reconcile all inconsistencies in the Plan, ensure all benefits are paid in accordance to the Plan, interpret Plan provisions for all Participants or Beneficiaries, and decide all issues of credibility necessary to carry out and operate the Plan.  Benefits under this Plan will be paid only if the Committee in its sole and absolute discretion decides that the applicant is entitled to them.  All actions, decisions, or interpretations of the Committee are conclusive, final, and binding.

All costs and expenses incurred in administering the Plan, including the expenses of the Committee, the fees and expenses of the Trustee, the fees and charges payable under the investment arrangements, and other legal and administrative expenses, shall be paid by the Plan.  Notwithstanding, for any Affiliate of which the Company owns less than an 80% interest as defined under Code Section 1504, the obligation of and liability for the deferred compensation benefits accrued under this Plan for Participants employed by such an Affiliate, shall remain the sole obligation and liability of the Affiliate by express resolution of its board or other governing body.

ARTICLE X - AMENDMENT AND TERMINATION

10.1This Plan may be amended, suspended or terminated at any time by the Board or any other entity approved by the Board, including the Committee, provided that no such amendment, suspension or termination shall reduce or in any manner adversely affect any Participant’s or Board’s rights with respect to benefits that are payable or may become payable under this Plan based upon said Participant’s Credits as of the date of such amendment, suspension or termination.

ARTICLE XI - - CONSTRUCTION

11.1This Plan shall be construed, regulated and administered under the laws of the Commonwealth of Pennsylvania, including its choice of law provisions and applicable statute of limitations.

11.2The Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any deferral election form shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly.  If any provision of the Plan or any term or condition of any deferral election form would otherwise frustrate or conflict with this intent, such provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.  Although the Company may attempt to avoid adverse tax treatment under Section 409A of the Code, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment.

ARTICLE XII - -CLAIMS AND APPEALS

12.1If a claim by a Participant or Beneficiary is denied, in whole or in part the Participant or Beneficiary, or their representative will receive written notice from the plan administrator.  This notice will include the reasons for denial, the specific plan provision involved, an explanation of how claims are reviewed, the procedure for requesting a review of the denied claim, and a description of the information that must be submitted with the appeal.  The Participant or Beneficiary, or their representative, may file a written appeal for review of a denied claim to the Committee or its delegate.  The process and the time frames for the determination claims and appeals are as follows:

(a)The plan administrator reviews initial claim and makes determination within 90 days of the date the claim is received.

(b)The plan administrator may extend the above 90-day period an additional 90 days if required due to special circumstances beyond control of plan administrator.

(c)The Participant or Beneficiary, or their representative, may submit an appeal of a denied claim within 60 days of receipt of the denial.

(d)The plan administrator reviews and makes a determination on the appeal within 60 days of the date the appeal was received.

(e)The plan administrator may extend the above 60-day period an additional 60 days if required by special circumstances beyond the control of the plan administrator.

12.2In the case where the plan administrator requires an extension of the period to provide a determination on an initial claim or an appeal, the Plan will notify the Participant or Beneficiary, or their representative, prior to the expiration of the initial determination period.  The notification will describe the circumstances requiring the extension and the date a determination is expected to be made.  If additional information is required from the Participant or Beneficiary, the determination period will be suspended until the earlier of i) the date the information is received by the plan administrator or ii) 45 days from the date the information was requested.

12.3Participants or Beneficiaries, or their representative, who having received an adverse appeal determination and thereby exhausted the remedies provided under the this Plan, proceed to file suit in state or federal court, must file such suit within 180 days from the date of the adverse appeal determination notice or any right to file such suit will be permanently foreclosed.